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                     August 16, 2023

       Fion Wenjuan Zhou
       Chief Financial Officer
       Niu Technologies
       No.1 Building, No. 195 Huilongguan East Road,
       Changping District, Beijing 102208
       People   s Republic of China

                                                        Re: Niu Technologies
                                                            Annual Report on
Form 20-F for the Fiscal Year Ended December 31, 2022
                                                            Filed April 21,
2023
                                                            File No. 001-38696

       Dear Fion Wenjuan Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing